Exhibit 16.1

March 23, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Commissioners:

We have read the statements made by Apricus Biosciences, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part the Form 8-K of Apricus Biosciences, Inc. dated March 18, 2015. We agree with the statements concerning our Firm in such 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP